Exhibit (d)(2)

FORM OF

Sub-Advisory Agreement

between

Nomura Asset Management U.S.A. Inc.

and

Nomura Asset Management Co., Ltd.

AGREEMENT made this              day of             , 2008 by and between Nomura Asset Management U.S.A. Inc., a New York corporation with its principal offices at Two World Financial Center, New York, New York (hereinafter called the “Advisor”) and Nomura Asset Management Co., Ltd., a Japanese corporation with its principal offices at 1-12-1-Chome, Nihonbashi, Chuo-ku, Tokyo 103, Japan (hereinafter called the “Sub-Advisor”).

WHEREAS, The Japan Fund, Inc. (the “Corporation”) and the Advisor have entered into an Investment Advisory Agreement pursuant to which the Advisor is to act as investment advisor for the Corporation; and

WHEREAS, the Sub-Advisor and its subsidiaries and other affiliated persons have personnel in Japan and other locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Advisor and the Sub-Advisor agree as follows:

1. Duties: The Advisor may, in its discretion, appoint the Sub-Advisor to perform one or more of the following services with respect to all or a portion of the investments of the Corporation. The services and the portion of the investments of the Corporation to be advised or managed by the Sub-Advisor shall be as agreed upon from time to time by the Advisor and the Sub-Advisor. The Sub-Advisor shall pay the salaries and fees of all personnel of the Sub-Advisor performing services for the Corporation relating to research, statistical and investment activities.

(a) Investment Management: If and to the extent requested by the Advisor, the Sub-Advisor shall, subject to the supervision of the Advisor, manage all or a portion of the investments of the Corporation in accordance with the investment objective, policies and limitations provided in the Corporation’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the “1940 Act”) and rules thereunder, as amended from time to time, the Corporation’s policies and procedures (“Compliance Program”), as furnished to the Advisor by the Corporation, and such other limitations as the Corporation or Advisor may impose with respect to the Corporation by notice to the Sub-Advisor. With respect to the portion of the investments of the Corporation under its management, the Sub-Advisor is authorized to make investment decisions on behalf of the Corporation with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker-dealers as the Sub-Advisor may select. The Sub-Advisor may also be authorized, but only to the extent such duties are delegated in writing by the Advisor and to the extent permitted by applicable laws and regulations, to provide additional investment management services to the Corporation, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money, or lending securities on behalf of the Corporation. All investment management and any other activities of the Sub-Advisor shall at all times be subject to the control and direction of the Advisor and the Corporation’s Board of Directors.

(b) Subsidiaries and Affiliates: The Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Corporation and, if applicable, its shareholders to the extent required pursuant to the 1940 Act and rules thereunder.

2. Information to be Provided to the Corporation and the Advisor: The Sub-Advisor shall furnish such reports, evaluations, certifications, financial statements, information or analyses to the Corporation and the Advisor as the Corporation’s Board of Directors or the Advisor may reasonably request from time to time, or as the Sub-Advisor may deem to be desirable.

3. Brokerage: In connection with the services provided under subparagraph (b) of paragraph 1 of this Agreement, the Sub-Advisor shall place all orders for the purchase and sale of Corporation securities for the Corporation’s account with brokers or dealers selected by the Sub-Advisor, which may include brokers or dealers affiliated with the Advisor or Sub-Advisor, in accordance with applicable law, regulations and the Corporation’s procedures furnished to the Advisor. The Sub-Advisor shall use its best efforts to seek to execute Corporation transactions at prices which are advantageous to the Corporation and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Corporation and/or to the other accounts over which the Sub-Advisor or Advisor exercise investment discretion. The Sub-Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Corporation transaction for the Corporation which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor has with respect to accounts over which it exercises investment discretion. The Sub-Advisor shall provide the Advisor and the Directors of the Corporation periodic reports of the commissions paid by the Corporation to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Corporation.

4. Compensation: For services provided under paragraph 1 of this Agreement, the Advisor agrees to pay the Sub-Advisor a monthly Investment Management Fee. The Investment Management Fee shall be equal to: (i) 50% of the monthly fee rate (including performance adjustments, if any) that the Corporation is obligated to pay the Advisor under its Investment Advisory Agreement with the Advisor, multiplied by: (ii) the fraction equal to the net assets of the Corporation as to which the Sub-Advisor shall have provided investment management services divided by the net assets of the Corporation for that month. If in any fiscal year the Advisor waives all or a portion of its fee or reimburses the Corporation for expenses, the Investment Management Fee paid to the Sub-Advisor will be reduced by 50% of the amount of such waivers or reimbursements multiplied by the fraction determined in (ii). If the Sub-Advisor reduces its fees to reflect such waivers or reimbursements and the Advisor subsequently recovers all or any portion of such waivers and reimbursements, then the Sub-Advisor shall be entitled to receive from the Advisor a proportionate share of the amount recovered. To the extent that waivers and reimbursements by the Advisor are in excess of the Advisor’s fee, the Investment Management Fee paid to the Sub-Advisor will be reduced to zero for that month, but in no event shall the Sub-Advisor be required to reimburse the Advisor for all or a portion of such excess reimbursements.

5. Expenses: It is understood that the Corporation will pay all of its expenses other than those expressly stated to be payable by the Sub-Advisor hereunder or by the Advisor under the Advisory Agreement with the Corporation.

6. Interested Persons: It is understood that Directors, officers, and shareholders of the Corporation are or may be or become interested in the Advisor or the Sub-Advisor as directors, officers or otherwise and that directors, officers and shareholders of the Advisor or the Sub-Advisor are or may be or become similarly interested in the Corporation, and that the Advisor or the Sub-Advisor may be or become interested in the Corporation as a shareholder or otherwise.

7. Services to Other Companies or Accounts: The services of the Sub-Advisor to the Advisor are not to be deemed to be exclusive, the Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Advisor’s ability to meet all of its obligations hereunder. The Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor or the Corporation.

8. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

9. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 9, this Agreement shall continue in force for a period of two years from the date hereof and shall continue in force from year to year thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Corporation’s Board of Directors or by vote of a majority of the outstanding voting securities of the Corporation.

(b) This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor and the Corporation (by its Board of Directors and, if applicable, its shareholders) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) Either the Advisor or the Sub-Advisor may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its board of directors, or with respect to the Corporation by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

10. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to the choice of laws provisions thereof. The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

NOMURA ASSET MANAGEMENT U.S.A. INC.

By: Title:

NOMURA ASSET MANAGEMENT CO., LTD.

By: Title:

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